EXHIBIT 99.1

RUDOLPH TECHNOLOGIES REPORTS 2015
SECOND QUARTER RESULTS

•	Financial Results Exceeded Guidance and Marked the Fifth Consecutive Quarter of Growth;

•	Penetration into Advanced Packaging Lithography Market Continues to Gain Traction

FLANDERS, NEW JERSEY (August 3, 2015) - Rudolph Technologies, Inc. (NYSE: RTEC), a leading provider of process characterization equipment, lithography equipment and software for wafer fabs and advanced packaging facilities, today announced financial results for the 2015 second quarter.

2015 Second Quarter Financial Highlights

•	Second quarter revenue of $59.5 million increased thirteen percent sequentially, driven by advanced packaging lithography and inspection sales.

•	GAAP net income of $6.0 million, or $0.19 per diluted share; gross margin of 54 percent exceeds guidance.

•	Non-GAAP net income of $7.6 million, or $0.23 per diluted share, significantly exceeded Company guidance.

2015 Second Quarter Product Highlights

•
JetStep® Advanced Packaging Lithography System and multiple NSX® Inspection System orders were received from a leading OSAT for use in their planned capacity expansion for high-performance fan-out wafer level packaging applications.

•	Major semiconductor foundry and a top OSAT facility placed orders totaling approximately $17 million for several NSX® Series and Wafer Scanner™ inspection systems.

•
Received multiple orders from a leading RF filter manufacturer that included five inspection and metrology tools in addition to process control software products to accelerate ramps and enhance yields in the manufacture of RF devices using SAW and BAW filters.

•	Robert Bosch GmbH selected Rudolph to supply several different configurations of its F30™ Inspection System for various steps in the front- and back-end fabrication processes of MEMS devices.

Paul F. McLaughlin, Chairman and Chief Executive Officer, commented, “Rudolph again delivered solid earnings, with second quarter results marking the Company’s fifth consecutive quarter of growth. Continued robust demand for our back-end advanced packaging solutions resulted in higher than initially forecasted revenue, and gross margin and net income also exceeded guidance. Our continued profitable growth underscores Rudolph’s evolution from that of a process control company to a process enabling company. Our broad and diversified portfolio of products and services for an expanded customer base allows us to strategically address both the front-end and back-end, which has facilitated the expansion of our total available market. By strengthening our position as a total value-added solutions provider, and combining product, service and software, our advanced products are meeting the highly demanding requirements of our customers.”

Mr. McLaughlin concluded, “We are immensely gratified by the rapid adoption of new Rudolph products. By working closely with industry leaders, we continue to increase our capabilities, leveraging the entirety of our core technologies to provide comprehensive and cost-effective solutions to our customers. We are differentiating ourselves by utilizing solutions, combining technologies and looking at creative ways to interact with other suppliers to provide higher value solutions to customers, such as the manufacture of RF devices using SAW and BAW filters, which have emerged as the best technology to meet the multi-frequency, signal filtering requirements of smartphones. Our tremendously broad product technology portfolio gives us the opportunity to sell to multiple industries and accounts, thereby positioning us for future growth and success.”

GAAP Financial Results
Second quarter revenue totaled $59.5 million, a thirteen percent increase compared with $52.6 million for the 2015 first quarter. During the second quarter, international sales represented approximately 80 percent of revenue, while domestic sales accounted for 20 percent. In the 2015 first quarter, international sales represented approximately 66 percent of revenue and domestic sales accounted for 34 percent. In the second quarter, revenue was split evenly between front-end and back-end semiconductor customers.

Second quarter gross margin exceeded guidance and was 54 percent of revenues, compared to 55 percent in the 2015 first quarter. The decrease in gross margin in the quarter was mainly driven by lower software sales in the quarter.

Operating expenses for the second quarter totaled $22.1 million, compared with $23.8 million in the 2015 first quarter. R&D expenses for the second quarter totaled $10.5 million, compared with $10.4 million in the 2015 first quarter. SG&A expenses for the second quarter totaled $11.0 million, compared with $13.0 million in the first quarter of 2015. The decrease in SG&A for the quarter was mainly due to lower stock compensation expense as a result of vesting that occurred in the first quarter, partially offset by higher expenses related to employee bonus plans and reserves for uncollectible accounts.

GAAP net income for the second quarter was $6.0 million, or $0.19 per diluted share. This compared with GAAP net income of $1.8 million, or $0.06 per diluted share, for the first quarter of 2015.

Non-GAAP Financial Results
Second quarter Non-GAAP net income was $7.6 million, or $0.23 per diluted share. Non-GAAP results exclude $1.6 million in expenses, after tax, that were included in the GAAP results related to share-based compensation, litigation and amortization of intangibles. In the 2015 first quarter, Non-GAAP net income was $5.4 million or $0.17 per diluted share. The first quarter Non-GAAP results exclude $3.5 million in expenses, after tax, that were included in the GAAP results related to share-based compensation, litigation and amortization of intangibles.

Balance Sheet Strength
At June 30, 2015, cash and marketable securities totaled $156.2 million, compared with $158.4 million at the end of the 2015 first quarter. Accounts receivable increased to $61.2 million and inventory increased to $69.3 million as of June 30, 2015. Working capital increased $4.3 million in the quarter and was $259.8 million at June 30, 2015.

Share Repurchase
During the second quarter, the Company purchased approximately 363 thousand shares of Rudolph stock under its authorized repurchase program, bringing the total shares repurchased under the plan to approximately 2.3 million since the second quarter of 2014.  The cost of second quarter repurchased shares totaled $4.4 million.

Conference Call
Rudolph Technologies will discuss its 2015 second quarter results and other matters on a conference call it is hosting today at 4:30 PM EDT. To participate in the call, please dial (855) 877-0343 (Domestic) and (678) 509-8772 (International), reference Conference ID # 78761323 at least five (5) minutes prior to the scheduled start time. A live webcast will also be available on the Company’s website at www.rudolphtech.com.

To listen to the live webcast, please go to the website at least fifteen (15) minutes early to register, download and install any necessary audio software.

There will be a replay of the conference call available from 8:00 pm EDT on August 3 until 11:59 pm EDT on August 10, 2015. To access the replay, please dial (855) 859-2056 (Domestic) or (404) 537-3406 (International) at any time during that period and use Conference ID 78761323.

A replay will also be available on the Company’s website at www.rudolphtech.com.

Discussion of Non-GAAP Financial Measures
In addition to GAAP results, this press release includes non-GAAP financial measures. We have presented financial measures, which have not been determined in accordance with generally accepted accounting principles (GAAP) and are therefore non-GAAP financial measures. Non-GAAP financial measures exclude the amortization of intangible assets, the impact of litigation, acquisition related , and restructuring expenses, and share-based compensation costs. We believe that this presentation of non-GAAP financial measures allows investors to better assess the Company’s operating performance by comparing it to prior periods on a more consistent basis. We have included a reconciliation of various non-GAAP financial measures to those measures reported in accordance with GAAP. To that end, non-GAAP financial measures should be evaluated in conjunction with, and are not a substitute for, GAAP financial measures. Because our calculation of non-GAAP financial measures may differ from similar measures used by other companies, investors should be careful when comparing our non-GAAP financial measures to those of other companies.

About Rudolph Technologies
Rudolph Technologies, Inc. is a leader in the design, development, manufacture and support of defect inspection, lithography, process control metrology, and data analysis systems and software used by semiconductor and advanced packaging device manufacturers worldwide. Rudolph delivers comprehensive solutions throughout the fab with its families of proprietary products that provide critical yield-enhancing information, enabling microelectronic device manufacturers to drive down costs and time to market of their devices. The Company’s expanding portfolio of equipment and software provides comprehensive solutions for front-end wafer processing, final manufacturing and advanced packaging of ICs. Headquartered in Flanders, New Jersey, Rudolph supports its customers with a worldwide sales and service organization. Additional information can be found on the Company’s website at www.rudolphtech.com.

Forward Looking Statements
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 (the “Act”) which include Rudolph’s business momentum and future growth; the benefit to customers of Rudolph’s products and customer service; Rudolph’s ability to both deliver products and services consistent with our customers’ demands and expectations and strengthen its market position; Rudolph’s expectations regarding semiconductor market outlook; as well as other matters that are not purely historical data. Rudolph wishes to take advantage of the “safe harbor” provided for by the Act and cautions that actual results may differ materially from those projected as a result of various factors, including risks and uncertainties, many of which are beyond Rudolph’s control. Such factors include, but are not limited to, the Company’s ability to leverage its resources to improve its position in its core markets; its ability to weather difficult economic environments; its ability to open new market opportunities and target high-margin markets; the strength/weakness of the back-end and/or front-end semiconductor market segments; and fluctuations in customer capital spending. Additional information and considerations regarding the risks faced by Rudolph are available in Rudolph’s Form 10-K report for the year ended December 31, 2014 and other filings with the Securities and Exchange Commission. As the forward-looking statements are based on Rudolph’s current expectations, the Company cannot guarantee any related future results, levels of activity, performance or achievements. Rudolph does not assume any obligation to update the forward-looking information contained in this press release.

For more information, please contact: Investors: Steven R. Roth Senior Vice President & CFO 973.448.4302 steven.roth@rudolphtech.com	Guerrant Associates Laura Guerrant-Oiye Principal 808.882.1467 lguerrant@guerrantir.com Trade Press: Amy Shay 952.259.1794 amy.shay@rudolphtech.com

(tables to follow)

RUDOLPH TECHNOLOGIES, INC. CONDENSED CONSOLIDATED BALANCE SHEETS (In thousands) - (Unaudited)

	June 30, 2015	December 31, 2014
		(Audited)
ASSETS
Current assets
Cash and marketable securities	$156,179	$156,985
Accounts receivable, net	61,185	51,603
Inventories	69,266	63,344
Prepaid and other assets	16,498	18,389
Total current assets	303,128	290,321
Net property, plant and equipment	12,787	12,938
Intangibles	30,508	31,537
Other assets	31,449	31,841
Total assets	$377,872	$366,637

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Accounts payable and accrued liabilities	$25,451	$17,747
Other current liabilities	17,884	17,188
Total current liabilities	43,335	34,935
Senior convertible notes	56,399	54,773
Other non-current liabilities	9,937	9,601
Total liabilities	109,671	99,309
Stockholders’ equity	268,201	267,328
Total liabilities and stockholders’ equity	$377,872	$366,637

(tables to follow)

RUDOLPH TECHNOLOGIES, INC. CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (In thousands, except per share amounts) - (Unaudited)

	Three Months Ended		Six Months Ended
	June 30, 2015	June 30, 2014	June 30, 2015	June 30, 2014
Revenues	$59,466	$43,018	$112,036	$84,667
Cost of revenues	27,582	19,714	51,186	39,794
Gross profit	31,884	23,304	60,850	44,873
Operating expenses:
Research and development	10,507	10,841	20,867	20,846
Selling, general and administrative	11,033	21,285	24,007	32,066
Amortization	515	670	1,030	1,340
Total operating expenses	22,055	32,796	45,904	54,252
Operating income (loss)	9,829	(9,492)	14,946	(9,379)
Interest expense, net	1,385	1,341	2,767	2,622
Other (income) expense	(212)	162	426	35
Income (loss) before income taxes	8,656	(10,995)	11,753	(12,036)
Provision (benefit) for income taxes	2,629	(6,583)	3,878	(6,900)
Net income (loss)	$6,027	$(4,412)	$7,875	$(5,136)

Net income (loss) per share:
Basic	$0.19	$(0.13)	$0.25	$(0.15)
Diluted	$0.19	$(0.13)	$0.24	$(0.15)

Weighted average shares outstanding:
Basic	31,663	33,240	31,724	33,186
Diluted	32,339	33,240	32,373	33,186

(tables to follow)

RUDOLPH TECHNOLOGIES, INC. NON-GAAP FINANCIAL SUMMARY (In thousands, except percentage and per share amounts) - (Unaudited)

	Three Months Ended		Six Months Ended
	June 30, 2015	June 30, 2014	June 30, 2015	June 30, 2014
Revenue	$59,466	$43,018	$112,036	$84,667
Gross profit	$31,947	$23,377	$60,968	$44,999
Gross margin as percentage of revenue	53.7%	54.3%	54.4%	53.1%

Operating expenses	$19,777	$19,731	$38,301	$38,455
Operating income	$12,170	$3,646	$22,667	$6,544
Operating margin as a percentage of revenue	20.5%	8.5%	20.2%	7.7%

Net income	$7,582	$1,422	$12,962	$2,421
Net income per diluted share	$0.23	$0.04	$0.40	$0.07

RECONCILATION OF U.S. GAAP GROSS PROFIT, OPERATING EXPENSES AND OPERATING INCOME TO NON-GAAP GROSS PROFIT, OPERATING EXPENSES AND OPERATING INCOME (In thousands, except percentages) - (Unaudited)

	Three Months Ended		Six Months Ended
	June 30, 2015	June 30, 2014	June 30, 2015	June 30, 2014
U.S. GAAP gross profit	$31,884	$23,304	$60,850	$44,873
Pre-tax non-GAAP items:
Restructuring expense	—	9	—	9
Share-based compensation expense	63	64	118	117
Non-GAAP gross profit	$31,947	$23,377	$60,968	$44,999
U.S. GAAP gross margin as a percentage of revenue	53.6%	54.2%	54.3%	53.0%
Non-GAAP gross margin as a percentage of revenue	53.7%	54.3%	54.4%	53.1%

U.S. GAAP operating expenses	$22,055	$32,796	$45,904	$54,252
Pre-tax non-GAAP items:
Acquisition related expenses	—	409	—	773
Amortization of intangibles	515	670	1,030	1,340
Litigation fees	806	9,929	1,261	10,235
Restructuring expense	—	404	—	404
Share-based compensation expense	957	1,653	5,312	3,045
Non-GAAP operating expenses	19,777	19,731	38,301	38,455
Non-GAAP operating income	$12,170	$3,646	$22,667	$6,544
U.S. GAAP operating margin as a percentage of revenue	16.5%	(22.1)%	13.3%	(11.1)%
Non-GAAP operating margin as a percentage of revenue	20.5%	8.5%	20.2%	7.7%
(table to follow)

RUDOLPH TECHNOLOGIES, INC. RECONCILATION OF U.S. GAAP NET INCOME (LOSS) TO NON-GAAP NET INCOME (In thousands, except share and per share data) - (Unaudited)

	Three Months Ended		Six Months Ended
	June 30, 2015	June 30, 2014	June 30, 2015	June 30, 2014
U.S. GAAP net income (loss)	$6,027	$(4,412)	$7,875	$(5,136)
Pre-tax non-GAAP items:
Acquisition related expenses	—	409	—	773
Amortization of intangibles	515	670	1,030	1,340
Litigation fees	806	9,929	1,261	10,235
Restructuring expense	—	413	—	413
Share-based compensation expense	1,020	1,717	5,430	3,162
Net tax provision on non-GAAP items	(786)	(7,304)	(2,634)	(8,366)
Non-GAAP net income	$7,582	$1,422	$12,962	$2,421
Non-GAAP net income per diluted share	$0.23	$0.04	$0.40	$0.07

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